Exhibit 99.1

Contact:	Randall J. Larson, President Frederick W. Boutin, Senior Vice President/Treasurer 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. CLOSES  ACQUISITION
AND EXPANDS CREDIT FACILITY

Friday, December 29, 2006	Immediate Release

Denver, Colorado— TransMontaigne Partners L.P. (NYSE: TLP) today announced that it closed the acquisition of the terminaling facilities at Brownsville, Texas (“Brownsville terminaling facility”) and 12 terminaling facilities along the Mississippi and Ohio Rivers (“River terminaling facilities”) from TransMontaigne Inc. for an aggregate purchase price of $135 million.  The acquisition includes:  Brownsville terminaling facility with storage capacity of approximately 2.2 million barrels, liquefied petroleum gas terminaling facility with storage capacity of approximately 17,000 barrels, River terminaling facilities with storage capacity of approximately 3.3 million barrels, Baton Rouge dock facility, and the associated improvements, leases, easements, licenses and permits.

The Partnership also announced that it closed a new 5-year, $225 million Senior Secured Working Capital Credit Facility with a syndicate of financial institutions.  This new facility replaces the Partnership’s former $75 million Working Capital Credit Facility.  The Senior Secured Working Capital Credit Facility will be used to finance the acquisition of the Brownsville and River terminaling facilities, future permitted acquisitions, and working capital requirements.

The Senior Secured Working Capital Credit Facility is composed of a $75 million Term Loan and a $150 million Revolving Credit Facility (collectively, the “Facilities”).  Borrowings under the Facilities are secured by a lien on our assets, including cash, accounts receivable, inventory, general intangibles, investment property, contract rights and real property.  The terms of the Facilities include covenants that restrict our ability to make cash distributions and acquisitions.

The Facilities also contain customary representations and warranties (including those relating to organization and authorization, compliance with laws, absence of defaults, material agreements and litigation) and customary events of default (including those relating to monetary defaults, covenant defaults, cross defaults and bankruptcy events).  The primary financial covenants contained in the Facilities are a maximum total leverage ratio test (total debt not to exceed 5.75 times earnings before interest, taxes, depreciation and amortization (“EBITDA,” as defined in the credit agreement) through the earlier of September 30, 2007 or the completion of a new equity offering of not less than $65 million; thereafter not to exceed 4.5 times), a senior secured leverage ratio test (senior secured debt not to exceed 5.75 times EBITDA through the earlier of September 30, 2007 or the completion of a new equity offering of not less than $65 million; thereafter not to exceed 4.0 times), and a minimum interest coverage ratio test (EBITDA not to be less than 2.25 times interest through September 30, 2007; then 2.5 times through December 31, 2007; thereafter not less than 2.75 times).

The principal balance of outstanding borrowings and any accrued and unpaid interest will be due and payable in full on the maturity date, December 20, 2011.  The principal balance of outstanding borrowings may be prepaid at any time without penalty.  Until such time as the maximum total leverage ratio is less than 4.0 times EBITDA, the net proceeds from the issuance of equity shall be used to repay outstanding borrowings under the Facilities.  Otherwise, there is no scheduled amortization of, or mandatory prepayments required under, the Facilities.

TransMontaigne Partners L.P. is a refined petroleum products terminaling and pipeline company based in Denver, Colorado with operations currently in the United States primarily along the U.S. Gulf Coast and in the Midwest.  We provide integrated terminaling, storage, pipeline and related services for companies engaged in the distribution and marketing of refined petroleum products and crude oil, including TransMontaigne Inc. The Company handles light refined products such as gasolines, distillates (including heating oil) and jet fuels; heavy refined products such as residual fuel oils and asphalt; and crude oil.  Corporate news and additional information about TransMontaigne Partners L.P. is available on the Company’s web site: www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward- looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

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